UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2024

UDR, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (720) 283-6120

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	UDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2024, Harry G. Alcock notified the Company of his intention to resign from his position as Senior Vice President – Chief Investment Officer of the Company, effective on July 31, 2024 (the “Resignation Date”). Beginning August 1, 2024, Mr. Alcock intends to transition to a consulting role with the Company. Mr. Alcock has been serving as the Company’s Senior Vice President – Chief Investment Officer since February 2017, and prior to that date he served the Company as Senior Vice President – Asset Management beginning in December 2010.

In connection with Mr. Alcock’s resignation and his retirement and planned transition to a consulting role, the Company and Mr. Alcock entered into a letter agreement, dated March 14, 2024, which includes as an exhibit a related release agreement (the “Letter Agreement”), and a consulting agreement (the “Consulting Agreement”).

Under the terms of the Letter Agreement, Mr. Alcock will continue to serve as Senior Vice President – Chief Investment Officer until the Resignation Date with no change in his compensation. In addition, Mr. Alcock is entitled to continued group health insurance benefits through June 30, 2029, under certain conditions. Further, under the terms of the Letter Agreement, Mr. Alcock will be entitled to: (i) the vesting of those equity awards granted to him under the Company’s long-term incentive programs for 2022 and 2023 with the amounts to vest determined based on performance through the Resignation Date, and (ii) the vesting of a pro-rated portion of his outstanding awards for the short-term incentive program and long-term incentive program for 2024. The Letter Agreement (including the related release agreement) includes mutual releases and non-disparagement covenants of Mr. Alcock and the Company and non-competition and non-solicitation covenants until December 31, 2025, with respect to Mr. Alcock.

The Consulting Agreement will commence on August 1, 2024, and will continue in effect until December 31, 2025, subject to extension by mutual agreement of the Company and Mr. Alcock. The Consulting Agreement provides that Mr. Alcock will provide consulting services to the Company related to assisting the Company in sourcing transactions. In consideration for such services, Mr. Alcock will be paid a monthly fee of $41,667, and will receive reimbursement of expenses incurred in performing the consulting services. In addition, to the extent Mr. Alcock successfully sources a transaction that the Company closes, he will be paid an incentive consulting fee based on a percentage of the Company’s investment in each such transaction as determined by the Company. The incentive consulting fee will be a minimum of $2,000,000 over the term of the Consulting Agreement. The Consulting Agreement includes non-solicitation and non-competition covenants of Mr. Alcock until December 31, 2025, and a covenant of the Company to indemnify Mr. Alcock in connection with his service as a consultant to the Company.

A copy of the Letter Agreement, which includes the related release agreement and the Consulting Agreement as exhibits thereto, is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The foregoing summary of the material terms of the Letter Agreement (including the related release agreement) and the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

The press release announcing Mr. Alcock’s resignation as Senior Vice President – Chief Investment Officer is furnished as Exhibit 99.1 to this Report. This information is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No.	Description
10.1	Letter Agreement, between the Company and Mr. Alcock (including the related release agreement and Consulting Agreement as exhibits thereto), dated March 14, 2024.
99.1	Press Release.
104	Cover Page Interactive Data File – The cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, Inc.

March 14, 2024	By:	/s/ Joseph D. Fisher
Joseph D. Fisher
President and Chief Financial Officer
(Principal Financial Officer)